Exhibit 99

        Heritage Financial Group Reports First Quarter Results

    ALBANY, Ga.--(BUSINESS WIRE)--April 26, 2006--Heritage Financial Group (NASDAQ/NM:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the first quarter ended March 31, 2006. Highlights of the Company's first quarter performance included year-over-year growth in its loan portfolio and total interest-earning assets, coupled with ongoing expansion of its net interest margin. These factors combined to drive higher net interest income for the period. However, increasing expenses more than offset the growth of net interest income, resulting in lower net income for the first quarter compared with the year-earlier period.
    For the first quarter of 2006, net interest income increased 13% to $3,488,000 from $3,090,000 for the year-earlier period. The Company's net interest margin improved to 4.22% in the first quarter of 2006 from 3.88% in the year-earlier period, as rising yields on interest-earning assets more than offset the higher cost of deposits during the period. The provision for loan losses declined 10% to $90,000 for the first quarter from $100,000 for the same period last year, as asset quality remained good. Net interest income after provision for loan losses increased 14% to $3,398,000 for the first quarter of 2006 from $2,990,000 for the prior-year period.
    Noninterest income for the first quarter of 2006 totaled $1,212,000, largely unchanged compared with the same period last year as lower service charges more than offset higher mortgage origination fees. Noninterest expense for the first quarter of 2006 increased 23% to $3,872,000 from $3,136,000, reflecting primarily costs related to the Company's recently implemented ESOP, rising health insurance costs and other benefits, annual salary increases, higher data processing costs associated with a core system conversion in the third quarter of 2005, and other operating expenses.
    Net income declined 32% to $496,000 for the first quarter of 2006 from $731,000 for same period last year. Earnings per basic and diluted share declined 44% to $0.05 for the first quarter of 2006 versus $0.09 for the year-earlier period, with the disproportionate decline in per-share earnings reflecting a higher number of weighted average shares outstanding following the Company's initial public offering in June 2005.
    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "While comparable earnings fell somewhat in the first quarter, we recognize that much of the higher costs we have encountered is attributable to the investments we made in our organization's systems and structure last year, not to mention those changes that occurred in connection with our transition to public ownership. Importantly, solid underlying trends continue to characterize our business, including good loan growth and improving margins, and we think these drivers will be more significant to our long-term performance than the step-up in expenses we are experiencing now."
    The Company's total assets declined slightly to $362,953,000 at March 31, 2006, from $363,797,000 at December 31, 2005, but were up 4%
from total assets of $347,777,000 as of March 31, 2005. Loans increased 1% to $256,719,000 from $254,111,000 at December 31, 2005, and were up 7% from $240,375,000 the year-earlier quarter. Deposits rose 2% to $242,981,000 at the end of the first quarter of 2006 from $238,640,000 at December 31, 2005, but were down 6% from $257,497,000 at March 31, 2005. The year-over-year decline in deposits reflected the Company's strategy to use the proceeds of its initial public offering to fund loan growth as opposed to reliance on higher-priced deposits. Total stockholders' equity increased 1% to $69,355,000 at March 31, 2006, from $68,984,000 as of December 31, 2005, and 77% from stockholders' equity of $39,236,000 at March 31, 2005, largely because of the initial public offering.
    Annualized return on average stockholders' equity for the first quarter ended March 31, 2006, was 2.87% versus 7.36% for the comparable period last year. Annualized return on average total assets for the first quarter ended March 31, 2006, was 0.55% compared with 0.83% for the same period in 2005.
    In October 2005, Heritage Financial Group's Board of Directors initiated cash dividend payments to stockholders, setting the initial rate at $0.05 per common share. In April 2006, Heritage Financial Group's Board of Directors declared the Company's third quarterly cash dividend of $0.05 per common share. The dividend will be paid on May 19, 2006, to stockholders of record as of May 5, 2006.
    In March 2006, the Company entered into an agreement with Moultrie, Georgia-based Ameris Bancorp, whereby the parties will enter into a series of transactions that will result in HeritageBank of the South being able to operate a new branch in Florida. In conjunction with these transactions, Heritage will make a payment of $1 million to Ameris. The opening of the branch is subject to the receipt of required regulatory approvals and the completion of the transactions with Ameris.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a federally chartered savings bank in 2001 and, in 2005, became a Georgia-chartered savings bank. As of March 31, 2006, Heritage Financial Group reported total assets of approximately $363 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds 70% of the shares of Heritage Financial Group. The remaining 30% of the Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                  Three Months Ended
                                                      March 31,
                                                 --------------------
                                                   2006        2005
                                                 --------    --------
Total interest income                            $  5,191    $  4,526
Total interest expense                              1,703       1,436
                                                 --------    --------
Net interest income                                 3,488       3,090
Provision for loan losses                              90         100
                                                 --------    --------
Net interest income after provision for
  loan losses                                       3,398       2,990
Non-interest income                                 1,212       1,229
Non-interest expense                                3,872       3,136
                                                 --------    --------
Income before income taxes                            738       1,083
Income tax expense                                    242         352
                                                 --------    --------
Net income                                       $    496    $    731
                                                 ========    ========
Basic and diluted earnings per share             $   0.05    $   0.09
                                                 ========    ========
Basic and diluted weighted average shares
  outstanding                                      10,830       7,869
                                                 ========    ========


                                     March 31,   Dec. 31,    March 31,
                                       2006        2005        2005
                                     --------    --------    --------
Total assets                         $362,953    $363,797    $347,777
Cash and cash equivalents               7,602      10,499       5,092
Interest bearing deposits in banks      1,596       1,387       1,142
Securities available for sale          63,528      64,866      70,585
Loans receivable                      256,719     254,111     240,375
Allowance for loan losses               3,649       3,618       2,962
Total deposits                        242,981     238,640     257,497
Federal Home Loan Bank advances        45,000      50,000      45,000
Stockholders' equity                   69,355      68,984      39,236

    Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2006 and 2005, may be found at the following link: http://www.irinfo.com/hbos/HBOS1Q06FSS.pdf. Investors should refer to the Company's Form 10-Q for the three months ended March 31, 2006, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-3370